                                                                     EXHIBIT 2.2

                        [Option from Target to Acquiror]

                             STOCK OPTION AGREEMENT


     THIS STOCK OPTION AGREEMENT dated as of May 13, 1997 (the "AGREEMENT") is entered into by and between Aurum Software, Inc., a Delaware corporation ("TARGET"), and Baan Company N.V., a corporation incorporated in the Netherlands ("ACQUIROR"). Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

                                    RECITALS
                                    --------

     WHEREAS, concurrently with the execution and delivery of this Agreement, Target, Acquiror and Green Software Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror ("SUB"), are entering into an Agreement and Plan of Reorganization (the "MERGER AGREEMENT"), which provides that, among other things, upon the terms and subject to the conditions thereof, Target, Acquiror and Sub will enter into a business combination transaction (the "MERGER"); and

     WHEREAS, as a condition to Acquiror's willingness to enter into the Merger Agreement, Acquiror has requested that Target agree, and Target has so agreed, to grant to Acquiror an option to acquire shares of Target's Common Stock, $0.001 par value, upon the terms and subject to the conditions set forth herein;

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1.   GRANT OF OPTION
          ---------------

          Target hereby grants to Acquiror an irrevocable option (the "OPTION") to acquire up to a number of shares of the Common Stock, $0.001 par value, of Target ("TARGET SHARES") equal to 19.9% of the issued and outstanding shares as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) shall occur (the "OPTION SHARES"), in the manner set forth below
(i) by paying cash at a price of $21.00 per share (the "EXERCISE PRICE") and/or, at Acquiror's election, (ii) by exchanging therefor shares of the Common Stock,
0.01 par value, of Acquiror ("ACQUIROR SHARES") at a rate (the "EXERCISE RATIO"), for each Option Share, of a number of Acquiror Shares equal to the Exercise Price divided by the average closing sale prices during the previous 30 trading days of Acquiror Shares on the Nasdaq National Market immediately preceding the date of the Closing (as defined below) of the particular Option exercise.

     2.   EXERCISE OF OPTION; MAXIMUM PROCEEDS
          ------------------------------------

          (a) For all purposes of this Agreement, an "EXERCISE EVENT" shall have occurred upon the occurrence of both: (i) the individuals or entities entering into Voting Agreements and providing the related proxies on the date hereof having ceased to own, in the aggregate, at least a majority of the capital stock of the Target or (ii) any of such Voting Agreements or the related proxies having been declared invalid or unenforceable and (x) the earlier of the consummation of, or the record date, if any, for a meeting of Target's stockholders with regard to an Acquisition Proposal with respect to Target with any party other than Acquiror (or an affiliate of Acquiror) if the Board of Directors of Target shall have withheld, withdrawn, or modified in a manner adverse to Acquiror its recommendation in favor of adoption and approval of the Merger Agreement and approval of the Merger (and at that time there shall not have occurred a Material Adverse Effect on Acquiror) after receipt of and in connection with an Acquisition Proposal with respect to Target, (y) the commencement of a tender or exchange offer for 20% or more of any class of Target's capital stock (and/or during any time which such a tender or exchange offer remains open or has been consummated), or (z) pursuant to a Termination under Section 7.1(e) or (g) of the Merger Agreement.

          (b) Acquiror may deliver to Target a written notice (an "EXERCISE NOTICE") specifying that it wishes to exercise and close a purchase of Option Shares at any time within 30 days following the occurrence of an Exercise Event, specifying the total number of Option Shares it wishes to acquire. Each closing of a purchase of Option Shares (a "CLOSING") shall occur on the date and at a time designated by the Acquiror in an Exercise Notice delivered at least five
(5) business days prior to the date of such Closing, which Closing shall be held at the offices of counsel to Acquiror upon the occurrence of an Exercise Event prior to the termination of the Option as may be designated by Acquiror in writing. In the event that no Exercise Event shall occur prior to termination of the Option, such Exercise Notice shall be void and of no further force and effect.

          (c) The Option shall terminate upon the earlier of (i) the Effective Time and (ii) 12 months following the termination of the Merger Agreement pursuant to Article VII thereof if an Exercise Event shall have occurred on or prior to the date of such termination, and (iii) the date on which the Merger Agreement is terminated pursuant to Article VII thereof if no Exercise Event shall have occurred on or prior to such date; provided, however, that if the
                                              --------  -------
Option is exercisable but cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. Notwithstanding the foregoing, the Option may not be exercised if (i) Acquiror shall have breached in any material respect any of its covenants or agreements contained in the Merger Agreement or (ii) the representations and warranties of Acquiror contained in the Merger Agreement shall not have been true and correct in all material respects on and as of the date when made.

     3.   CONDITIONS TO CLOSING
          ---------------------

          The obligation of Target to issue Option Shares to Acquiror hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which Acquiror shall be entitled to deliver to Target an Exercise Notice, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable, and in any event, upon the occurrence of an Exercise Event.

     4.   CLOSING
          -------

          At any Closing, (a) Target shall deliver to Acquiror a single certificate in definitive form representing the number of Target Shares designated by Acquiror in its Exercise Notice, such certificate to be registered in the name of Acquiror and to bear the legend set forth in Section 10 hereof, against delivery of (b) payment by Acquiror to Target of the aggregate purchase price for the Target Shares so designated and being purchased by delivery of (i) a certified check or bank check and/or, at Acquiror's election, (ii) a single certificate in definitive form representing the number of Acquiror Shares being issued by Acquiror in consideration therefor (based on the Exercise Ratio), such certificate to be registered in the name of Target and to bear the legend set forth in Section 10 hereof.

      5.  REPRESENTATIONS AND WARRANTIES OF TARGET
          ----------------------------------------

          Target represents and warrants to Acquiror that (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Target and consummation by Target of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target and no other corporate proceedings on the part of Target are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Target and constitutes a legal, valid and binding obligation of Target and, assuming this Agreement constitutes a legal, valid and binding obligation of Acquiror, is enforceable against Target in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, Target has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Target Shares for Acquiror to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Target Shares or other securities which may be issuable pursuant to Section 9(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of the Target Shares and any other securities to Acquiror upon exercise of the Option, Acquiror will acquire such Target Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Acquiror; (f) the execution and delivery of this Agreement by Target do not, and the performance of this Agreement by Target will not, (i) violate the Certificate of Incorporation or Bylaws of Target, (ii) conflict with or violate any order applicable to Target or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any property or assets of Target or any of its subsidiaries pursuant to, any contract or agreement to which Target or any of its subsidiaries is a party or by which Target or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and
(iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Target; and (g) the execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act.

     6.   REPRESENTATIONS AND WARRANTIES OF ACQUIROR
          ------------------------------------------

          Acquiror represents and warrants to Target that (a) Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of The Netherlands and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Acquiror and constitutes a legal, valid and binding obligation of Acquiror and, assuming this Agreement constitutes a legal, valid and binding obligation of Target, is enforceable against Acquiror in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; and (d) except for any filings required under the HSR Act, Acquiror has taken (or will in a timely manner take) all necessary corporate and other action in connection with any exercise of the Option; (e) upon delivery of Acquiror Shares to Target in consideration of any acquisition of Target Shares pursuant hereto, Target will acquire such Acquiror Shares free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Target; (f) the execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not, (i) violate the Articles of Association of Acquiror, (ii) conflict with or violate any order applicable to Acquiror or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Acquiror or any of its subsidiaries pursuant to, any contract or agreement to which Acquiror or any of its subsidiaries is a party or by which Acquiror or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror; (g) the execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except pursuant to the HSR Act; and (h) any Target Shares acquired upon exercise of the Option will not be acquired by Acquiror with a view to the public distribution thereof and Acquiror will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

      7.  CERTAIN RIGHTS
          --------------

          (a) ACQUIROR PUT.  If Acquiror shall have exercised the Option,
              ------------
Acquiror may thereafter deliver to Target a written notice (a "PUT NOTICE"), at any time during which Acquiror may exercise the Option, specifying that it wishes to sell (as specified in such Put Notice) all or a portion of the Option Shares acquired as a result of such exercise at the price, and in the form, set forth in paragraph (b) below. At any time after delivery of a Put Notice, unless such Put Notice is withdrawn by Acquiror, the closing of the Put (the "PUT CLOSING") shall take place at the principal offices of Target on the date specified in the Put Notice (which shall be at least 5 days after the date of such Put Notice).

          (b) PAYMENT AND REDELIVERY OF  CASH OR ACQUIROR SHARES.  At the Put
              --------------------------------------------------
Closing, (i) Acquiror shall surrender to Target the certificates evidencing the Option Shares to be purchased by Target at such Put Closing and (ii) Target shall deliver to Acquiror a proportionate amount of the aggregate consideration paid by Acquiror in connection with any exercise of the Option. In addition, the consideration to be paid by Target to Acquiror at any Put Closing shall be in the form that is proportionate to the form previously paid by Acquiror to Target. By way of example only, if (x) one third of the aggregate Option Shares shall have been acquired for cash and two-thirds shall have been acquired for Acquiror Shares, then (y) the consideration to be paid by Target to Acquiror at such Put Closing shall consist of one-third cash and two-thirds Acquiror Shares. Any cash payment required to be made by Target to Acquiror shall be paid a certified check or bank check. In connection with any Acquiror Shares returned to Acquiror at a Put Closing, Target shall represent and warrant that such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by Acquiror.

          (c) EFFECT OF CERTAIN ACTIONS.   The amount of Option Shares and
              --------------------------
Acquiror Shares delivered or required to be delivered hereunder shall reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Shares or Target Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Shares or Target Common Stock occurring after the date of Closing and prior to the date of the Put Closing.

          (d) RESTRICTIONS ON TRANSFER.  Until the termination of the Option,
              ------------------------
Target shall not sell, transfer or otherwise dispose of any Acquiror Shares acquired by it pursuant to this Agreement.

     8.   REGISTRATION RIGHTS
          -------------------

          (a) Following the termination of the Merger Agreement, Acquiror may by written notice (a "REGISTRATION NOTICE") to Target request Target to register under the Securities Act, in accordance with Target's existing Amended and Restated Registration Rights Agreement, dated August 22, 1995 (the "REGISTRATION
                                              ---------------
RIGHTS AGREEMENT"), all or any part of the shares acquired by Acquiror pursuant to this Agreement (the "REGISTRABLE SECURITIES") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering in which the Acquiror and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable; provided, however, that any such Registration Notice must relate to
             --------  -------
a number of shares equal to at least 2% of the outstanding shares of Common Stock of the Target on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act.

          (b) The registration rights set forth in this Section 8 are subject to the condition that Acquiror shall provide Target with such information with respect to Acquiror's Registrable Securities, the plan for distribution thereof, and such other information with respect to such Acquiror, in the reasonable judgment of counsel for Target, is necessary to enable Acquiror to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

          (c) A registration effected under this Section 8 shall be effected at Target's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to Acquiror, and Target shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, Target shall agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

          (d)  Indemnification
               ---------------

               (i) Target will indemnify Acquiror, each of its directors and officers and each person who controls Acquiror within the meaning of Section 15 of the Securities Act, and each underwriter of Target's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, in accordance with the terms and conditions of Target's existing Registration Rights Agreement and Acquiror will indemnify Target in accordance with the terms and conditions of Target's existing Registration Rights Agreement; provided, however that such terms and conditions may not be modified, altered, or amended without Acquiror's consent.

     9.   ADJUSTMENT UPON CHANGES IN CAPITALIZATION; RIGHTS PLANS
          -------------------------------------------------------

          (a) In the event of any change in the Target Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, the Exercise Ratio and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Acquiror shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Acquiror would have received in respect of the Target Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

          (b) At any time during which the Option is exercisable, and at any time after the Option is exercised (in whole or in part, if at all), Target shall not adopt a stockholders rights plan (a so-called "poison pill") that contains provisions for the distribution of rights thereunder as a result of Acquiror being the beneficial owner of shares of the first party by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares). It is understood, however, that following termination (if any) of the Merger Agreement, a party may adopt a stockholders rights plan, that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party in addition to those that may be beneficially owned by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares).

     10.  RESTRICTIVE LEGENDS
          -------------------

          Each certificate representing Option Shares issued to Acquiror hereunder, and each certificate representing Acquiror Shares delivered to Target at a Closing, shall include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF MAY 13, 1997, A COPY OF WHICH MAY BE OBTAINED FROM ACQUIROR.

     11.  LISTING AND HSR FILING
          ----------------------

          Target, upon the request of Acquiror, shall promptly file an application to list the Target Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National

Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Target Shares subject to the Option at the earliest possible date.

     12.  BINDING EFFECT
          --------------

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of
Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares shall not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 10.

     13.  SPECIFIC PERFORMANCE
          --------------------

          The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

     14.  ENTIRE AGREEMENT
          ----------------

          This Agreement and the Merger Agreement (including the appendices thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     15.  FURTHER ASSURANCES
          ------------------

          Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     16.  VALIDITY
          --------

          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and shall execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

     17.  NOTICES
          -------

          All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

          (a)  if to Target, to:

               Aurum Software, Inc.
               3385 Scott Boulevard
               Santa Clara, California 95054
               Attn:     President and Chief Executive Officer

               with a copy to:

               Fenwick & West LLP
               Two Palo Alto Square, Suite 700
               Palo Alto, California 94306
               Attn:     Jacqueline Daunt, Esq.

          (b)  if to Acquiror, to:

               Baan Company N.V.
               Baron van Nagellstraat 89
               3771 LK Barneveld
               P. O. Box 143
               3770 AC Barneveld
               The Netherlands
               Attn:     President and Chief Executive Officer

               with a copy to each of:

               Amal Johnson
               Managing Director
               Baan USA Inc.
               4600 Bohannon Drive #105
               Menlo Park, CA 94025

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, California 94304-1050
               Attn:  Mark A. Bertelsen, Esq.
                    Howard S. Zeprun, Esq.

     18.  GOVERNING LAW
          -------------

          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

     19.  COUNTERPARTS
          ------------

          This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

     20.  EXPENSES
          --------

          Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     21.  AMENDMENTS; WAIVER
          ------------------

          This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     22.  ASSIGNMENT
          ----------

          Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder shall inure to the benefit of and be binding upon any successor of a party hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                              ACQUIROR:

                              BAAN COMPANY N.V.


                              By: /s/ Amal M. Johnson
                                 ----------------------------------------------
                                 Name: Amal M. Johnson
                                 Title: Executive Vice President,
                                        Baan Affiliates and Marketing


                              TARGET:

                              AURUM SOFTWARE, INC.


                              By: /s/ Mary Coleman
                                 -----------------------------------------------
                                 Name:  Mary Coleman
                                 Title: President and Chief Executive Officer



                         ***STOCK OPTION AGREEMENT***
                          (Target option to Acquiror)